Exhibit 99.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Executive Vice President

Compensation Plan

2008

Name: Paul Zolfaghari

Effective Date: 1 January 2008

Annual Bonus Potential: $300,000

Contribution Bonus Rate at Plan: [**]%

Contribution Bonus Rate above Plan: [**]%

Maintenance Bonus Rate: [**]%

As a MicroStrategy Executive Vice President (“Plan Participant”), you are eligible to earn a bonus based on the financial performance of your Franchise while you are an active employee of MicroStrategy. A bonus may be paid in addition to your base salary.

I. Contribution Targets for 2008

In USD	Q1-08	Q2-08	Q3-08	Q4-08	Total

Contribution Budget Target	$[**]	$[**]	$[**]	$[**]	$[**]
Contribution Plan Target	$[**]	$[**]	$[**]	$[**]	$[**]

II. Contribution Calculation

Contribution will be calculated based on the [**] for the quarter less the [**] for the quarter using the formula: Contribution = ([**] – [**]). Any Contribution amount less than the Contribution Budget Target in a quarter will be distributed equally and added to both the Contribution Budget Target and Contribution Plan Target over the remaining quarters. Although the quarterly targets will increase as a result of any shortfall, the Plan Participant will have the ability to earn their full bonus if they achieve their original Contribution Plan Target for the full year.

III. Contribution Bonus

Your Contribution Bonus shall be calculated by multiplying the quarterly Contribution in excess of the quarterly Contribution Budget Target by the Contribution Bonus Rate at Plan.

Your Contribution Bonus Rate at Plan equals Annual Bonus Potential / (Contribution Plan Target – Contribution Budget Target.

Your Contribution Bonus Rate above Plan is applied to any contribution amount above the Contribution Plan Target.

IV. Quote System Compliance As Precondition For Payment Of Any Bonus

No Plan Participant is eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

V. Maintenance Bonus

•	You will have the opportunity to earn an additional bonus at the end of the calendar year for any increase on the Maintenance Contract value in the customer base of your territory.

•	Finance, in its sole discretion, will calculate the [**] value of Maintenance contracts at the end of 2007 and compare this to the [**] value of Maintenance Contracts at the end of 2008.

•

Your Maintenance Bonus will by computed by multiplying the Maintenance Bonus Rate times the increase, if any, of the [**] Maintenance Contract value between the end of 2007 and the end of 2008 in your territory.

VI. General Terms

1.	MicroStrategy reserves the right to modify, suspend, or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. If a Plan Participant is no longer employed by MicroStrategy (regardless of the reason or cause of the employment termination), no bonus shall be earned by or paid to the Plan Participant.

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2.	Revenue means revenue and earnings consistent with United States Generally Accepted Accounting Principles (“GAAP”) generated by transactions in a given time period. GAAP Revenue will include: License Revenue, Maintenance Revenue, Consulting Revenue and Education Revenue for your Franchise. GAAP Revenue shall be adjusted by subtracting:

(a) Revenue recognized in the current quarter generated by Sales that have not been completed according to the following Company policies: MicroStrategy Code of Conduct; Revenue Recognition Policy; Quote System Policy; and Contracts Approval, Execution, and Processing Policy.

3.	Cost means the total direct accounting cost (as reported in a MicroStrategy Profit and Loss Report) attributable to the Regional Franchise.

(a) GAAP Costs will include compensation expenses accrued for your Franchise at the actual pay out rates, as well as bad debt charges, un-recovered expenses, and any relevant Franchise overhead cost allocations.

(b) GAAP Costs will not include costs associated with corporate field overheads and commission costs associated with certain OEM transactions.

4.	The timing of bonus payments is subject to the finalization and verification of GAAP Revenue, GAAP Costs, and Contribution achievement as determined by MicroStrategy.

5.	Bonus payments are contingent upon:

(1)	The Plan Participant fully complies with all MicroStrategy policies, including but not limited to the MicroStrategy Code of Conduct, Revenue Recognition Policy, Quote System Policy, Field Operations Policy and the Contracts, Approval, Execution, and Processing Policy.

(2)	Completion of all activities in the Field Sales Portal.

(3)	The Plan Participant accurately and timely completes and submits all required Representation Letters and Sales Portal Disclosure Questions.

6.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) has been met. MicroStrategy may recover any bonuses paid to any Plan Participant if MicroStrategy subsequently determines that a Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

7.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participants must raise with the Vice President Human Resources any issues they have concerning their commission statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any commissions shall, however, be final.

8.	An Executive Vice President may propose a commission split among more than one Account Manager or Account Executive within his/her region that is subject to approval from MicroStrategy. The company shall approve all inter-region commission splits.

9.	This Plan is not a contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant you the right to continued employment or any right to continuation in your job assignment.

Approved by MicroStrategy Incorporated on March 14, 2008.

Accepted by Paul Zolfaghari on March 18, 2008.

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